Exhibit 99.1

Omeros Corporation Reports Fourth Quarter and Year-End 2021 Financial Results

– Conference Call Today at 4:30 p.m. ET –

SEATTLE, WA – March 1, 2022 – Omeros Corporation (Nasdaq: OMER), a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation and immunologic diseases, including complement-mediated diseases and cancers, today announced recent highlights and developments as well as financial results for the fourth quarter and year ended December 31, 2021, which include:

●	On December 23, 2021, Omeros completed the sale of its commercial ophthalmic product OMIDRIA® (phenylephrine and ketorolac intraocular solution) 1%/0.3% and certain related assets and liabilities to Rayner Surgical Inc. (“Rayner”). As a result of the transaction, the company reclassified all revenues and expenses related to OMIDRIA to discontinued operations for the fiscal years 2021, 2020 and 2019 in its financial statements.

●	Net income in the fourth quarter of 2021 was $280.6 million, or $4.48 per share, which included cash proceeds of $126.0 million from the sale of OMIDRIA. Non-cash items included a gain of $184.6 million, or $2.95 per share related to capitalizing the discounted future royalty stream for OMIDRIA and non-cash expenses of $6.3 million, $0.10 per share. This compares to a net loss of $22.7 million, or $0.36 per share, which included non-cash expenses of $6.4 million, or $0.10 per share, for the previous quarter.

●	After adjustment to exclude the accounting impact of the OMIDRIA divestiture, net sales of OMIDRIA for the fourth quarter of 2021 were $32.9 million, an increase of $2.9 million, or 10 percent, compared to the previously reported third quarter results. Similarly, net loss for the fourth quarter 2021, adjusted to exclude the impact of the divestiture, would have been $23.0 million or $0.37 per share of which $6.3 million or $0.10 per share are non-cash expenses. This compares with the previously reported third quarter net loss of $22.7 million or $0.36 per share of which $6.4 million or $0.10 per share are non-cash expenses.

●	On a GAAP basis, Omeros’ net revenues from OMIDRIA sales for the fourth quarter of 2021 were $31.9 million, comprising (i) net sales of OMIDRIA of $30.8 million prior to the closing of the Rayner transaction and (ii) recognition of royalties of $1.0 million attributable to post-closing sales of OMIDRIA.

●	For the year ended December 31, 2021, net income was $194.2 million or $3.12 per share compared to a net loss of $138.1 million or $2.41 net loss per share in the prior year.

●	At December 31, 2021, Omeros had $157.3 million of cash, cash equivalents and short-term investments available for operations and $38.2 million in accounts receivable, all of which is expected to be collected this quarter.

●	On October 18, 2021, Omeros announced the receipt of a Complete Response Letter from the U.S. FDA regarding the Company’s biologics license application (BLA) for narsoplimab in the treatment of hematopoietic stem cell transplant-associated thrombotic microangiopathy (TA-TMA). In the CRL, FDA expressed difficulty in estimating the treatment effect of narsoplimab in TA-TMA and asserted that additional information would be needed to support regulatory approval. In February 2022, Omeros held a Type A meeting with FDA to discuss the CRL, including each of the review issues that FDA identified as presenting difficulties interpreting the treatment response in the pivotal trial. The company is currently awaiting FDA’s response to its rebuttals to each of those review issues. Omeros believes that the BLA, as submitted, merits approval and that the data meet or exceed the threshold for substantial evidence of effectiveness.

●	The narsoplimab treatment arm of the I-SPY COVID-19 trial has now concluded. Once available, the data will be analyzed and the outcome shared publicly. The nationwide I-SPY COVID-19 platform trial is evaluating multiple therapeutics for the treatment of severe COVID-19. The trial is sponsored by Quantum Leap Healthcare Collaborative and is funded in part by Biomedical Advanced Research and Development Authority (BARDA). Narsoplimab is the only complement inhibitor selected for inclusion in trial.

“The OMIDRIA transaction with Rayner was the right deal for both parties,” said Gregory A. Demopulos, M.D., Omeros’ chairman and chief executive officer. “Rayner acquired a great ophthalmic product and an outstanding sales force. For Omeros, in addition to the immediate and substantial infusion of capital, we are retaining the bulk of the downstream operating profits while transferring all OMIDRIA-related costs to Rayner. Rayner is proving to be a strong partner and, we expect, will continue to grow OMIDRIA sales both in the U.S. and internationally. The transaction also enables us to focus our resources and attention on our core biotechnology programs, including our complement and immuno-oncology franchises. Our Type A meeting with FDA for our MASP-2 inhibitor narsoplimab in TA-TMA was constructive, and we await further feedback from the Agency. Enrollment in the narsoplimab Phase 3 IgA nephropathy trial has accelerated, and we look forward to seeing the data from the I-SPY COVID-19 study. OMS906, our MASP-3 inhibitor, has completed dosing in healthy subjects without any safety concern and is slated to begin enrollment in a study of PNH patients this summer, with a competitively favorable dosing regimen. Also, this summer, our long-acting MASP-2 inhibitor OMS1029 is expected to enter the clinic with once-monthly to once-quarterly dosing. Our novel-target immuno-oncology therapeutics and CAR T-cell and adoptive T-cell programs are generating impressive preclinical data, and we look forward to their clinical entry. 2022 holds a good number of milestones for Omeros, and we like the way that they are lining up.”

Fourth Quarter and Recent Developments

●	Recent developments regarding OMIDRIA include the following:

o	On December 23, 2021 Omeros completed the sale of OMIDRIA and associated business operations to Rayner. Omeros received $126.0 million in cash at closing. In addition, the company retained and is expected to collect this quarter an additional $38.2 million, representing all outstanding accounts receivable as of December 31, 2021. Rayner will pay Omeros royalties on both U.S. and ex-U.S. net sales of OMIDRIA. In the U.S., the royalty will be 50 percent of U.S. net sales until the earlier of either January 1, 2025 or payment of the $200.0 million commercial milestone, after which Omeros will receive royalties of 30 percent of U.S. net sales for the life of OMIDRIA’s U.S. patent estate. Outside the U.S., Omeros will receive a 15 percent royalty on OMIDRIA net sales throughout the applicable patent life on a country-by-country basis. The $200.0 million U.S. commercial milestone payment will become payable if, before January 1, 2025, separate payment for OMIDRIA under Medicare Part B is secured for a continuous period of at least four years.

●	Recent developments regarding narsoplimab, Omeros’ lead monoclonal antibody targeting mannan-binding lectin-associated serine protease-2 (MASP-2) in advanced clinical programs for the treatment of TA-TMA, immunoglobulin A (IgA) nephropathy, atypical hemolytic uremic syndrome (aHUS) and severely ill COVID-19 patients, include the following:

o	In December 2021, a manuscript focused on the role of the lectin pathway of complement in TA-TMA was published in the peer-reviewed journal Experimental Hematology & Oncology. The manuscript elucidates the role of the lectin pathway and MASP-2 in stem cell transplantation-associated endothelial injury and thrombotic microangiopathy.

o	In November, an abstract detailing the successful treatment with narsoplimab of a 60-year-old with TA-TMA following stem-cell transplantation was published in Blood.

o	The manuscript detailing the findings from the narsoplimab pivotal trial in TA-TMA and authored by a consortium of the trial’s investigators is in the final stage of review by a peer-reviewed journal.

o	The Annual Meeting of the European Society for Blood and Marrow Transplantation to be held later this month features three presentations relevant to narsoplimab in TA-TMA. The first details the efforts of an international working group of experts in stem cell transplantation directed to establishing the first broad-based diagnostic criteria for TA-TMA. The second describes a systematic literature review of the natural history of TA-TMA in adults and provides context for the beneficial effects seen with narsoplimab when compared to the expected outcomes in untreated patients. The third details the resolution of severe TA-TMA with narsoplimab treatment in a nine-month-old girl at Emory University who had failed treatment with eculizumab.

o	Two presentations focused on treatment of IgA nephropathy with narsoplimab were included in the World Congress of Nephrology meeting held in Kuala Lumpur, Malaysia in February 2022. The first featured data also presented at the Annual Meeting of the American Society of Nephrology in November 2021 describing the nearly three years of follow-up on the narsoplimab Phase 2 IgA nephropathy patients. The second detailed the design of ARTEMIS-IGAN, Omeros’ Phase 3 trial evaluating narsoplimab in IgA nephropathy patients.

o	Two manuscripts from Omeros’ laboratories at the University of Cambridge have been submitted for peer-reviewed publication. The first describes the discovery of a profile of complement markers of broad complement dysfunction seen in all patients examined during the acute phase of severe COVID-19. This dysfunction appears to be driven by hyperactivation of the lectin pathway and restored by narsoplimab while, in patients not treated with narsoplimab, complement dysfunction persists throughout hospitalization or until death. The second manuscript, under final review at another peer-reviewed journal, demonstrates that the complement dysfunction in severe COVID-19 patients results in impairment of the adaptive immune response necessary to fight infection, leading to an increased risk of life-threatening secondary infection. Treatment with narsoplimab normalizes the adaptive immune response, which should restore the body’s ability to prevent or fight secondary infection and reduce COVID-19 mortality.

●	Recent developments regarding OMS906, Omeros’ lead clinical monoclonal antibody targeting MASP-3, the key activator of the alternative pathway, and OMS1029, the company’s long-acting MASP-2 inhibitor, include the following:

o	Dosing in the single-ascending-dose study of OMS906 in healthy subjects is completed. There were no safety signals of concern, and pharmacokinetic/pharmacodynamic (PK/PD) data support once-monthly or less frequent subcutaneous and once-every-other-month or less frequent intravenous dosing.

o	A successful meeting was held between Omeros and the Medicines and Healthcare products Regulatory Agency (MHRA) to discuss the design and conduct of the OMS906 Phase 1b trial in patients with paroxysmal nocturnal hemoglobinuria (PNH), and enrollment is expected to begin this summer.

o	OMS1029 completed its first-in-human-enabling toxicology studies without any safety signal of concern. Based on PK/PD data to date, dosing in humans is expected to be once-monthly to once-quarterly by subcutaneous or intravenous administration.

Financial Results

The sale of OMIDRIA has been accounted for as the sale of an asset. Accordingly, Omeros has reclassified all revenues and expenses related to OMIDRIA to discontinued operations for the fiscal years 2021, 2020 and 2019 in its financial statements.

Overall sales of OMIDRIA in the fourth quarter were $32.9 million, an increase of $2.9 million or 10 percent from the third quarter. Omeros recognized $30.8 million of the OMIDRIA sales as product revenue prior to the closing of the Rayner transaction and $1.0 million as its 50 percent share of royalties paid by Rayner on post-closing sales of OMIDRIA. Both of these amounts are included on the income statement as a component of net income from discontinued operations.

Total costs and expenses for the fourth quarter of 2021 were $42.9 million compared to $39.8 million for the preceding quarter. The increase was primarily due to incremental research and development costs related to narsoplimab clinical trials.

Net income in the fourth quarter was $280.6 million, or $4.48 per share. This includes a non-cash gain of $184.6 million, or $2.95 per share, related to recognizing the after-tax minimum discounted future royalty stream, discounted to net-present value and absent any milestone payment, for OMIDRIA upon closing. Excluding the sale of OMIDRIA, net loss for the fourth quarter of 2021 would have been $23.0 million or $0.37 cents per share. Fourth quarter non-cash expenses were $6.3 million, or $0.10 per share. On a similar basis, this compares to a net loss in the previous quarter of $22.7 million, or $0.36 per share, which included non-cash expenses of $6.4 million, or $0.10 per share.

As of December 31, 2021, the company had $157.3 million of cash, cash equivalents and short-term investments and $38.2 million in accounts receivable, all of which is expected to be collected during the first quarter of 2022.

Conference Call Details

To access the live conference call via phone, please dial 844.831.4029 from the United States and Canada or 920.663.6278 internationally. The participant passcode is 2686968. A telephone replay will be available for one week following the call and may be accessed by dialing 855.859.2056 from the United States and Canada or 404.537.3406 internationally. The replay passcode is 2686968.

To access the live or subsequently archived webcast of the conference call on the internet, go to the company’s website at https://investor.omeros.com/upcoming-events.

About Omeros Corporation

Omeros is an innovative biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for large-market and orphan indications targeting immunologic diseases, including complement-mediated diseases and cancers related to dysfunction of the immune system, as well as addictive and compulsive disorders. Omeros’ lead MASP-2 inhibitor narsoplimab targets the lectin pathway of complement and is the subject of a biologics license application pending before FDA for the treatment of hematopoietic stem cell transplant-associated thrombotic microangiopathy. Narsoplimab is also in multiple late-stage clinical development programs focused on other complement-mediated disorders, including IgA nephropathy, atypical hemolytic uremic syndrome and COVID-19. OMS906, Omeros’ inhibitor of MASP-3, the key activator of the alternative pathway of complement, is initiating a Phase 1b clinical program in paroxysmal nocturnal hemoglobinuria (PNH). For more information about Omeros and its programs, visit www.omeros.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely,” “look forward to,” “may,” “objective,” “plan,” “potential,” “predict,” “project,” “should,” “slate,” “target,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements, including expectations with regard to interactions and communications with FDA and Omeros’ pursuit of regulatory approval for narsoplimab in HSCT-TMA, are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with product commercialization, unproven preclinical and clinical development activities, the impact of COVID-19 on our business, financial condition and results of operations, regulatory processes and oversight, challenges associated with manufacture or supply of our investigational or clinical products, changes in reimbursement and payment policies by government and commercial payers or the application of such policies, intellectual property claims, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2022. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). To supplement Omeros’ consolidated financial statements presented in accordance with GAAP, Omeros is presenting OMIDRIA product sales, net, adjusted net loss and adjusted net loss per share, which are non-GAAP financial measures and include adjustments to exclude the impact of the divestiture of OMIDRIA during the fourth quarter of 2021.

Omeros believes that the presentation of these non-GAAP financial measures provides important supplemental information to investors regarding financial trends relating to Omeros’ results of operations and facilitates comparisons of against prior periods. The non-GAAP measures should be considered supplemental to, and not a substitute for or superior to, financial measures calculated in accordance with GAAP. The accompanying table provides more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

IR@omeros.com

OMEROS CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

Revenue:
Product sales, net (1)	$—	$—	$—	$—

Costs and expenses:
Cost of product sales	—	—	—	—
Research and development	30,327	25,160	118,775	107,612
Selling, general and administrative	12,560	12,235	54,842	49,306
Total costs and expenses	42,887	37,395	173,617	156,918
Loss from continuing operations	(42,887)	(37,395)	(173,617)	(156,918)
Loss on early extinguishment of debt	—	—	—	(13,374)
Interest expense	(4,949)	(7,988)	(19,669)	(26,751)
Other income	526	373	1,740	654
Loss from continuing operations before income tax benefit	(47,310)	(45,010)	(191,546)	(196,389)
Income tax benefit	—	5,026	—	23,256
Net loss from continuing operations	(47,310)	(39,984)	(191,546)	(173,133)
Net income from discontinued operations, net of tax	327,930	2,711	385,781	35,072
Net income (loss)	$280,620	$(37,273)	$194,235	$(138,061)
Comprehensive income (loss)	$280,620	$(37,273)	$194,235	$(138,061)

Basic and diluted net income (loss) per share
Net loss from continuing operations	$(0.76)	$(0.64)	$(3.07)	$(3.02)
Net income from discontinued operations	5.24	0.04	6.19	0.61
Net income (loss)	$4.48	$(0.60)	$3.12	$(2.41)

Weighted-average shares used to compute basic and diluted net income (loss) per share	62,552,395	61,659,835	62,344,100	57,176,743

(1)	The sale of OMIDRIA has been accounted for as the sale of an asset. Accordingly, we have reclassified all revenues and expenses related to OMIDRIA to net income from discontinued operations, net of tax for fiscal years 2021, 2020 and 2019 in our financial statements.

OMEROS CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEET

(In thousands, except share and per share data)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$100,808	$10,501
Short-term investments	56,458	124,452
OMIDRIA contract royalty asset, short-term	44,319	—
Receivables, net	38,155	3,841
Prepaid expense and other assets	8,149	10,455
Current assets from discontinued operations (1)	—	2,036
Total current assets	247,889	151,285
OMIDRIA contract royalty asset	140,251	—
Property and equipment, net	1,731	2,551
Right of use assets	28,276	25,526
Restricted investments	1,054	1,055
Advanced payments, non-current	67	625
Total assets	$419,268	$181,042

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$13,400	$4,199
Accrued expenses	33,134	28,755
Current portion of lease liabilities	5,255	3,782
Total current liabilities	51,789	36,736
Lease liabilities, non-current	29,126	28,770
Unsecured convertible senior notes, net	313,458	236,288
Other accrued liabilities – non-current	1,115	—
Shareholders’ equity (deficit):
Preferred stock, par value $0.01 per share, 20,000,000 shares authorized; none issued and outstanding at December 31, 2021 and December 31, 2020.	—	—
Common stock, par value $0.01 per share, 150,000,000 shares authorized at December 31, 2021 and December 31, 2020; 62,628,855 and 61,671,231 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively.	626	616
Additional paid-in capital	706,288	751,304
Accumulated deficit	(683,134)	(872,672)
Total shareholders’ equity (deficit)	23,780	(120,752)
Total liabilities and shareholders’ equity (deficit)	$419,268	$181,042

(1)	The sale of OMIDRIA has been accounted for as the sale of an asset. Accordingly, we have reclassified all assets sold to Rayner to current assets from discontinued operations for the year ended December 31, 2020.

OMEROS CORPORATION

UNAUDITED CONSOLIDATED SUPPLEMENTAL DATA

(In thousands, except share and per share data)

Net income from discontinued operations, net of tax is as follows:

	Three Months Ended	Twelve Months Ended
	December 31, 2021	December 31, 2021
Product sales, net	$30,845	$110,735
Royalty income	1,035	1,035
OMIDRIA income	31,880	111,770

Costs and expenses:
Cost of product sales	425	1,364
Research and development	930	3,839
Selling, general and administrative	7,237	25,428
Total costs and expenses	8,592	30,631
Income before income tax expense	23,288	81,139
Income tax expense	(1,006)	(1,006)
Income from discontinued operations, net of tax	22,282	80,133
Gain on sale of OMIDRIA, net	305,648	305,648
Net income from discontinued operations, net of tax	$327,930	$385,781

The gain on the sale of OMIDRIA included in discontinued operations for the year ended December 31, 2021 is as follows:

Cash proceeds	$125,993
OMIDRIA contract royalty asset	184,570
Gain on sale of OMIDRIA, gross	310,563
Transaction and closing costs	(1,972)
Restricted stock units (“RSUs”) granted to transferred employees	(1,419)
Sale of prepaids and inventory	(1,524)
Gain on sale of OMIDRIA, net	$305,648

OMEROS CORPORATION

UNAUDITED CONSOLIDATED SUPPLEMENTAL DATA

NON-GAAP RECONCILIATION

(In thousands, except share and per share data)

Following is the reconciliation of OMIDRIA product sales, net for the quarter ending December 31, 2021 as if the Rayner transaction did not occur:

OMIDRIA product sales, net in discontinued operations - GAAP	$30,845
OMIDRIA royalty sales in discontinued operations – GAAP	1,035
Total GAAP OMIDRIA revenues	31,880
Adjustments to include post-closing OMIDRIA product sales, net	2,070
Adjustments to exclude post-closing OMIDRIA royalties	(1,035)
OMIDRIA product sales, net (adjusted)	$32,915

Following is the reconciliation of net income and basic and diluted earnings per share for the quarter ending December 31, 2021 as if the Rayner transaction did not occur:

Net income - GAAP	$280,620	$4.48
Adjustments to exclude income from discontinued operations, net of tax – GAAP	(327,930)	(5.24)
Adjustments to include OMIDRIA product sales, net	32,915	0.53
Adjustments to include OMIDRIA operating costs	(8,592)	(0.14)
OMIDRIA product sales, net (adjusted)	$(22,987)	$(0.37)

Weighted-average shares used to compute basic and diluted net loss per share		62,552,395